Exhibit 3.1


                    CERTIFICATE OF AMENDMENT
                             OF THE
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                         UAL CORPORATION


     UAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That as of February 29, 1996, the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that the Restated Certificate of Incorporation of this Corporation (the "Restated Certificate") be amended as follows:

          (A) that the first paragraph of Article FOURTH of the Restated Certificate be amended to read as follows:

          FOURTH.   The total number of shares of capital stock
     of all classes of which the Corporation shall have authority to issue is 291,100,022, divided into eleven (11) classes, as follows: 16,000,000 shares of Preferred Stock, without par value (hereinafter referred to as "Serial Preferred Stock"), 25,000,000 shares of Class 1 ESOP Convertible Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class 1 ESOP Convertible Preferred Stock"), 25,000,000 shares of Class 2 ESOP Convertible Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class 2 ESOP Convertible Preferred Stock"), 11,600,000 shares of Class P ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class P Voting Preferred Stock"), 9,300,000 shares of Class M ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class M Voting Preferred Stock"), 4,200,000 shares of Class S ESOP Voting Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class S Voting Preferred Stock"), one (1) share of Class Pilot MEC Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class Pilot MEC Preferred Stock"), one (1) share of Class IAM Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class IAM Preferred Stock"), ten (10) shares of Class SAM Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class SAM Preferred Stock"), ten (10) shares of Class I Junior Preferred Stock, of the par value of $0.01 per share (hereinafter referred to as "Class I Preferred Stock" and, together with the Serial Preferred Stock, the Class 1 ESOP Convertible Preferred Stock, the Class 2 ESOP Convertible Preferred Stock, the Class P Voting Preferred Stock, the Class M Voting Preferred Stock, the Class S Voting Preferred Stock, the Class Pilot MEC Preferred Stock, the Class IAM Preferred Stock, and the Class SAM Preferred Stock, collectively, as "Preferred Stock") and 200,000,000 shares of Common Stock, of the par value of $0.01 per share (hereinafter referred to as "Common Stock").


     SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the affirmative vote of a majority of the shares of stock of the Corporation entitled to vote thereon at the annual meeting of stockholders held on April 24, 1996, voting together as a single class.

     The effective time of the amendment herein certified shall be May 6, 1996.

     IN WITNESS WHEREOF, UAL Corporation has caused this
Certificate to be signed and attested by the Corporation's duly authorized officer this 25th day of April, 1996.


                              UAL CORPORATION


                              By:  /s/ Francesca M. Maher
                              Print Name:  Francesca M. Maher
                              Title:  Vice President - Law and
                                      Corporate Secretary



ATTEST:

By: /s/ Francesca M. Maher
Print Name:  Francesca M. Maher
Title:  Vice President - Law and
        Corporate Secretary